EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
General Mills, Inc.:

We consent to the use of our report dated June 29, 2004 with respect to the consolidated financial statements of General Mills, Inc. incorporated by reference herein, and to the reference to our firm under the heading “Experts” in this prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota
September 16, 2004